Filed Pursuant To Rule 433

Registration No. 333-233191

February 11, 2020

SPDR ETFs — Listed Options Data

ETF Data
Capital Markets Group

January 2020

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	66,809,292	3,250,509	1,339,847	1,910,663	6,982,437	11,727,630
XLF	Financial Select Sector SPDR Fund	40,727,224	127,263	33,818	93,445	743,545	1,904,055
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	30,826,918	150,840	72,752	78,089	899,146	1,375,610
XLE	Energy Select Sector SPDR Fund	16,870,210	80,491	40,119	40,373	536,972	657,796
XLU	Utilities Select Sector SPDR Fund	13,863,388	50,449	19,253	31,196	278,468	455,115
XLP	Consumer Staples Select Sector SPDR Fund	12,135,002	30,524	9,076	21,449	73,310	183,942
XLI	Industrial Select Sector SPDR Fund	12,030,305	21,465	6,840	14,625	79,172	207,092
XLK	Technology Select Sector SPDR Fund	10,033,695	39,887	16,717	23,170	156,041	345,363
GLD®	SPDR Gold Shares	9,371,948	219,753	138,398	81,356	1,763,525	930,216
XLV	Health Care Select Sector SPDR Fund	8,562,030	41,265	9,219	32,047	134,348	398,954
XLB	Materials Select Sector SPDR Fund	7,229,361	12,791	5,495	7,297	64,974	77,015
KRE	SPDR S&P Regional Banking ETF	6,480,858	42,144	7,722	34,422	86,220	310,358
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	5,883,543	813	44	769	31,089	49,484
XBI	SPDR S&P Biotech ETF	5,591,003	49,504	13,393	36,111	128,085	422,262
XLY	Consumer Discretionary Select Sector SPDR Fund	5,167,238	18,017	12,920	5,097	153,229	101,455
XLRE	Real Estate Select Sector SPDR Fund	4,137,009	199	145	55	3,332	2,501
XRT	SPDR S&P Retail ETF	4,033,353	10,498	3,306	7,192	70,262	97,713
XLC	Communication Services Select Sector SPDR Fund	3,493,530	2,681	1,540	1,142	24,882	19,605
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	3,016,187	1	1	1	7	220
XME	SPDR S&P Metals & Mining ETF	3,013,578	9,597	4,480	5,117	104,737	73,010
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,727,603	52,007	23,280	28,727	194,841	230,871
SPYV	SPDR Portfolio S&P 500 Value ETF	2,423,864	38	26	12	419	206

Source: Bloomberg as of 01/31/2020.

STATE STREET GLOBAL ADVISORS SPDR®

1

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPYG	SPDR Portfolio S&P 500 Growth ETF	1,960,247	170	136	34	2,311	1,073
XHB	SPDR S&P Homebuilders ETF	1,863,775	2,143	977	1,166	19,784	44,637
KBE	SPDR S&P Bank ETF	1,730,604	1,611	372	1,239	9,284	38,883
FEZ	SPDR EURO STOXX 50 ETF	1,676,321	4,162	1,760	2,403	13,833	57,619
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,434,582	169	137	32	3,524	998
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	1,341,720	6	2	5	844	3,247
SPDW	SPDR Portfolio Developed World ex-US ETF	1,340,705	–	1	–	9	–
SPEM	SPDR Portfolio Emerging Markets ETF	1,229,082	–	1	–	19	–
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,124,499	84	17	67	1,138	2,034
SPLG	SPDR Portfolio S&P 500 ETF	868,422	4	4	1	52	–
MDY	SPDR S&P MidCap 400 ETF Trust	850,609	883	476	407	8,014	13,354
SDY	SPDR S&P Dividend ETF	717,364	53	35	18	1,078	346
SPTM	SPDR Portfolio S&P 1500 Composite Stock Market ETF	455,033	617	614	4	15,331	89
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	452,827	5	1	5	2	176
SPSM	SPDR Portfolio S&P 600 Small Cap ETF	322,056	–	1	–	25	–
XAR	SPDR S&P Aerospace & Defense ETF	268,621	126	114	13	292	70
RWR	SPDR Dow Jones REIT ETF	264,150	10	5	5	121	117
KIE	SPDR S&P Insurance ETF	225,579	13	4	10	442	350
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	224,133	3	3	1	64	20
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	219,610	1	1	1	3	51
XSD	SPDR S&P Semiconductor ETF	151,279	34	23	11	153	127
HYMB	SPDR Nuveen Bloomberg Barclays High Yield Municipal Bond ETF	143,632	4	2	3	3	174
GXC	SPDR S&P China ETF	124,755	22	7	16	219	272
GNR	SPDR S&P Global Natural Resources ETF	87,296	–	1	–	10	6
DWX	SPDR S&P International Dividend ETF	75,399	1	1	1	30	4
XPH	SPDR S&P Pharmaceuticals ETF	73,536	31	27	4	1,255	96
EWX	SPDR S&P Emerging Markets SmallCap ETF	66,592	28	3	25	238	134
EDIV	SPDR S&P Emerging Markets Dividend ETF	65,533	1	1	1	41	7

Source: Bloomberg as of 01/31/2020.

STATE STREET GLOBAL ADVISORS SPDR®

2

Ticker Name 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) SPEU SPDR Portfolio Europe ETF 50,483 — 1 — 2 —XHE SPDR S&P Health Care Equipment ETF 34,644 3 2 2 28 19 NANR SPDR S&P North American Natural Resources ETF 32,369 — 1 — — —GMF SPDR S&P Emerging Asia Pacific ETF 21,414 4 — 4 10 86 KCE SPDR S&P Capital Markets ETF 7,645 3 1 2 29 58 Source: Bloomberg as of 01/31/2020. 3

ssga.com Commodities and commodity-index linked securities may be more or less than the value of the gold represented by them. GLD use in connection with the listing and trading of the SPDR aï¬€ected by changes in overall market movements, changes in does not generate any income, and as GLD regularly sells gold to Bloomberg Barclays ETFs. spdrs.com interest rates, and other factors such as weather, disease, pay for its ongoing expenses, the amount of gold represented by embargoes, or political and regulatory developments, as well each Share will decline over time to that extent. Distributor: State Street Global Advisors Funds Distributors, LLC, spdrgoldshares.com as trading activity of speculators and arbitrageurs in the member FINRA, SIPC, an indirect wholly owned subsidiary of underlying commodities. The World Gold Council name and logo are a registered trademark State Street Corporation. References to State Street may include Investment professional use only and used with the permission of the World Gold Council pursuant State Street Corporation and its aï¬ƒliates. Certain State Street Frequent trading of ETFs could significantly increase to a license agreement. The World Gold Council is not responsible aï¬ƒliates provide services and receive fees from the SPDR ETFs. commissions and other costs such that they may oï¬€set any for the content of, and is not liable for the use of or reliance on, ALPS Distributors, Inc., member FINRA, is distributor for SPDR State Street Global Advisors savings from low fees or costs. this material. World Gold Council is an affiliate of GLD’s sponsor. S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial One Iron Street, Boston MA 02210 Average, all unit investment trusts. ALPS Portfolio Solutions T: +1 866 787 2257 Important Information Relating to SPDR® Gold Trust (“GLD®”): GLD® is a registered trademark of World Gold Trust Services, LLC Distributor, Inc., member FINRA, is distributor for Select Sector The SPDR Gold Trust (“GLD”) has filed a registration used with the permission of World Gold Trust Services, LLC. SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions statement (including a prospectus) with the Securities and Distributor, Inc. are not aï¬ƒliated with State State Street Global Important Information Exchange Commission (“SEC”) for the offering to which Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Advisors Funds Distributors, LLC. this communication relates. Before you invest, you should Standard & Poor’s Financial Services LLC, a division of S&P Global This material has been created for informational purposes only read the prospectus in that registration statement and (S&P); Dow Jones is a registered trademark of Dow Jones State Street Global Advisors Funds Distributors, LLC is the and does not constitute investment advice and it should not be other documents GLD has filed with the SEC for more Trademark Holdings LLC (Dow Jones); and these trademarks have distributor for certain registered products on behalf of the advisor. relied on as such. It does not take into account any investor’s complete information about GLD and this oï¬€ering. Please been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and SSGA Funds Management has retained Nuveen Asset particular investment objectives, strategies, tax status or see the GLD prospectus for a more detailed discussion of sublicensed for certain purposes by State Street Corporation. Management, LLC as the sub-advisor to certain of such funds. investment horizon. There is no representation or warranty as to the risks of investing in GLD shares. The GLD prospectus is State Street Corporation’s financial products are not sponsored, State Street Global Advisors Funds Distributors, LLC is not the current accuracy of, or liability for, decisions made based on available by clicking here. You may get these documents endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their aï¬ƒliated with Nuveen Asset Management, LLC. this material. All material has been obtained from sources for free by visiting EDGAR on the SEC website at sec.gov or respective aï¬ƒliates and third party licensors and none of such believed to be reliable, but its accuracy is not guaranteed. by visiting spdrgoldshares.com. Alternatively, the Trust or parties makes any representation regarding the advisability of Before investing, consider the funds’ any authorized participant will arrange to send you the investing in such product(s) nor do they have any liability in investment objectives, risks, charges and Investing involves risk, and you could lose money on an prospectus if you request it by calling 866.320.4053. relation thereto. investment in SPDR® Gold Trust (“GLD®”). expenses. To obtain a prospectus or summary GLD is not an investment company registered under the For more information, please contact the Marketing prospectus which contains this and other ETFs trade like stocks, are subject to investment risk, fluctuate in Investment Company Act of 1940 (the “1940 Act”) and is not Agent for GLD: State Street Global Advisors Funds information, call 866.787.2257 or visit market value and may trade at prices above or below the ETFs’ subject to regulation under the Commodity Exchange Act of 1936 Distributors, LLC, One Iron Street, Boston, MA, 02210; spdrs.com. Read it carefully. net asset value. Brokerage commissions and ETF expenses will (the “CEA”). As a result, shareholders of the Trust do not have the T: +1 866 320 4053 spdrgoldshares.com. reduce returns. protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections The trademarks and service marks referenced herein are the © 2020 State Street Corporation. All Rights Reserved. All ETFs are subject to risk, including the possible loss of principal. aï¬€orded by the CEA. property of their respective owners. Third party data providers ID150850-2047512.27.1.AM.INST 0220 make no warranties or representations of any kind relating to the Exp. Date: 02/28/2021 SPD002122 GLD shares trade like stocks, are subject to investment risk and accuracy, completeness or timeliness of the data and have no Investing in commodities entails significant risk and is will fluctuate in market value. The value of GLD shares relates liability for damages of any kind relating to the use of such data. Not FDIC Insured not appropriate for all investors. directly to the value of the gold held by GLD (less its expenses), No Bank Guarantee and fluctuations in the price of gold could materially and BLOOMBERG®, a trademark and service mark of Bloomberg May Lose Value Options investing entail a high degree of risk and may not be adversely aï¬€ect an investment in the shares. The price received Finance L.P. and its aï¬ƒliates, and BARCLAYS®, a trademark and appropriate for all investors. upon the sale of the shares, which trade at market price, may be service mark of Barclays Bank Plc, have each been licensed for 4

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.